Exhibit 99

TI reports financial results for 2Q10

Conference call on TI website at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (July 19, 2010) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced second-quarter revenue of $3.50 billion, net income of $769 million and earnings per share of 62 cents.

“Our Analog and Embedded Processing businesses turned in double-digit sequential growth, outpacing their respective markets and again confirming their ability to positively impact the financial performance of TI.  As a result, we delivered our highest-ever quarterly operating profit,” said Rich Templeton, TI chairman, president and chief executive officer.

“Orders were strong in the quarter, backlog increased and we expect to grow revenue again in the third quarter.  Our steady investments in production capacity, even through last year’s downturn, are now allowing us to meet higher demand levels from customers and simultaneously reduce lead times, which we believe is not only in the best interest of our customers, but will also help us gain share.

“As we continue our transformation to an Analog and Embedded Processing company, we believe we can significantly outgrow these markets by offering products that are optimized to the needs of our customers and by putting manufacturing capacity in place before it’s needed,” Templeton said.

2Q10 financial summary

Amounts are in millions of dollars, except per-share amounts.

	2Q10	2Q09	vs. 2Q09	1Q10	vs. 1Q10
Revenue	$3,496	$2,457	42%	$3,205	9%
Operating profit	$1,107	$343	223%	$950	17%
Net income	$769	$260	196%	$658	17%
Earnings per share	$0.62	$0.20	210%	$0.52	19%
Cash flow from operations	$562	$557	1%	$710	-21%

TI’s operating profit increased compared with the second quarter of 2009 and the prior quarter of 2010 due to higher gross profit, which primarily reflects higher revenue.  In addition, compared with a year ago, higher gross profit also reflects the benefit associated with higher utilization of manufacturing assets.

2Q10 segment results
	2Q10	2Q09	vs. 2Q09	1Q10	vs. 1Q10
Analog:
Revenue	$1,512	$970	56%	$1,367	11%
Operating profit	$472	$103	358%	$398	19%
Embedded Processing:
Revenue	$516	$350	47%	$440	17%
Operating profit	$115	$28	311%	$73	58%
Wireless:
Revenue	$727	$614	18%	$717	1%
Operating profit	$165	$51	224%	$158	4%
Other:
Revenue	$741	$523	42%	$681	9%
Operating profit	$355	$161	120%	$321	11%

Note:  2Q09 has been restated to reflect the 1Q10 transfer of a low-power wireless product line from the Analog segment to the Wireless segment.  During all of 2009, revenue from this product line was $68 million, and it operated at a loss of $17 million.

Analog:  (includes high-volume analog & logic, high-performance analog and power management products)
•	Compared with a year ago, the increase in revenue was due to growth in all three major product areas, especially high-volume analog & logic products.
•	Compared with the prior quarter, the increase in revenue was due to growth in all three major product areas, especially high-performance analog products.
•	The growth in operating profit compared with both a year ago and the prior quarter was due to higher gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets, as well as application-specific products that are used in communications infrastructure and automotive electronics)
•	In both comparisons, revenue growth was primarily due to catalog products. Revenue from products for automotive and communications infrastructure applications increased to a lesser extent.
•	The gains in operating profit compared with both a year ago and the prior quarter were due to higher gross profit.

Wireless:  (includes connectivity products, OMAP™ applications processors and baseband products)
•	Compared with a year ago, revenue grew due to strength in connectivity products and applications processors. Revenue from baseband products was about even with a year ago.
•	Compared with the prior quarter, revenue was about even as higher revenue from connectivity products was partially offset by lower revenue from baseband products.
•	Operating profit increased from a year ago and from the prior quarter primarily due to higher gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties)
•	Compared with a year ago, revenue grew primarily due to DLP products. Revenue from royalties, custom ASIC products and calculators also grew.
•	Compared with the prior quarter, revenue grew primarily due to seasonally higher calculator sales, which more than offset lower royalties.
•	Operating profit increased from a year ago and from the prior quarter due to higher gross profit.

Restructuring charges were as follows:
	2Q10	2Q09	1Q10
Analog	$7	$34	$4
Embedded Processing	$3	$18	$2
Wireless	$5	$24	$3
Other	$2	$9	$1
Total	$17	$85	$10

2Q10 additional financial information

•	Orders were $3.73 billion, up 33 percent from a year ago and up 2 percent from the prior quarter.
•	Inventory was $1.35 billion at the end of the quarter, up $286 million from a year ago and up $73 million from the prior quarter.
•
Capital expenditures were $283 million in the quarter compared with $47 million a year ago and $219 million in the prior quarter.  Capital expenditures in the quarter were for analog wafer manufacturing equipment and for assembly/test manufacturing equipment.

•	The company used $750 million in the quarter to repurchase 29.7 million shares of its common stock and paid dividends of $147 million.

Outlook

For the third quarter of 2010, TI expects:

•	Revenue: $3.55 – 3.85 billion
•	Earnings per share: $0.64 – 0.74

TI will update its third-quarter outlook on September 9, 2010.

For the full year of 2010, TI expects approximately the following:

•	R&D expense: $1.5 billion
•	Capital expenditures: $1.2 billion, up from the prior expectation of $0.9 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 31%

The tax rate estimate is based on current tax law and does not assume reinstatement of the federal R&D tax credit, which expired at the end of 2009.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended

	June 30, 2010	June 30, 2009	Mar. 31, 2010

Revenue	$3,496	$2,457	$3,205
Cost of revenue	1,602	1,333	1,516
Gross profit	1,894	1,124	1,689
Research and development (R&D)	392	369	370
Selling, general and administrative (SG&A)	378	327	359
Restructuring expense	17	85	10
Operating profit	1,107	343	950
Other income (expense) net	4	13	7
Income before income taxes	1,111	356	957
Provision for income taxes	342	96	299
Net income	$769	$260	$658

Earnings per common share:
Basic	$.63	$.20	$.53
Diluted	$.62	$.20	$.52

Average shares outstanding (millions):
Basic	1,208	1,267	1,233
Diluted	1,221	1,272	1,246

Cash dividends declared per share of common stock	$.12	$.11	$.12

Percentage of revenue:
Gross profit	54.2%	45.7%	52.7%
R&D	11.2%	15.0%	11.5%
SG&A	10.8%	13.3%	11.2%
Operating profit	31.7%	14.0%	29.7%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	June 30, 2010	June 30, 2009	Mar. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,138	$1,765	$1,217
Short-term investments	1,167	792	1,574
Accounts receivable, net of allowances of ($21), ($23) and ($20)	1,715	1,244	1,526
Raw materials	98	81	95
Work in process	812	699	812
Finished goods	439	283	369
Inventories	1,349	1,063	1,276
Deferred income taxes	566	668	556
Prepaid expenses and other current assets	195	208	174
Total current assets	6,130	5,740	6,323
Property, plant and equipment at cost	6,831	6,739	6,763
Less accumulated depreciation	(3,591)	(3,799)	(3,601)
Property, plant and equipment, net	3,240	2,940	3,162
Long-term investments	557	632	641
Goodwill	926	926	926
Acquisition-related intangibles	97	150	111
Deferred income taxes	915	909	893
Capitalized software licenses, net	229	140	219
Overfunded retirement plans	22	20	54
Other assets	48	53	41
Total assets	$12,164	$11,510	$12,370

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$542	$421	$556
Accrued expenses and other liabilities	823	931	756
Income taxes payable	18	56	317
Accrued profit sharing and retirement	155	60	90
Total current liabilities	1,538	1,468	1,719
Underfunded retirement plans	470	502	425
Deferred income taxes	70	54	68
Deferred credits and other liabilities	331	273	353
Total liabilities	2,409	2,297	2,565
Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: June 30, 2010 -- 1,739,888,675; June 30, 2009 -- 1,739,734,081; Mar. 31, 2010 -- 1,739,818,725	1,740	1,740	1,740
Paid-in capital	1,127	1,045	1,095
Retained earnings	23,194	21,163	22,573
Less treasury common stock at cost: Shares: June 30, 2010 -- 544,693,240; June 30, 2009 -- 478,309,646; Mar. 31, 2010 -- 517,592,342	(15,652)	(14,061)	(14,976)
Accumulated other comprehensive income (loss), net of taxes	(654)	(674)	(627)
Total stockholders’ equity	9,755	9,213	9,805
Total liabilities and stockholders’ equity	$12,164	$11,510	$12,370

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	June 30, 2010	June 30, 2009	Mar. 31, 2010
Cash flows from operating activities:
Net income	$769	$260	$658
Adjustments to net income:
Depreciation	215	221	211
Stock-based compensation	49	47	47
Amortization of acquisition-related intangibles	13	12	13
Deferred income taxes	(7)	6	(11)
Increase (decrease) from changes in:
Accounts receivable	(188)	(116)	(251)
Inventories	(73)	37	(74)
Prepaid expenses and other current assets	14	(15)	(10)
Accounts payable and accrued expenses	38	101	(66)
Income taxes payable	(338)	(52)	203
Accrued profit sharing and retirement	66	26	(23)
Other	4	30	13
Net cash provided by operating activities	562	557	710

Cash flows from investing activities:
Additions to property, plant and equipment	(283)	(47)	(219)
Purchases of short-term investments	(613)	(343)	(599)
Sales and maturities of short-term investments	1,033	544	768
Purchases of long-term investments	--	(3)	(2)
Redemptions and sales of long-term investments	67	43	1
Acquisitions, net of cash acquired	--	(51)	--
Net cash provided by (used in) investing activities	204	143	(51)

Cash flows from financing activities:
Dividends paid	(147)	(139)	(149)
Sales and other common stock transactions	50	19	29
Excess tax benefit from share-based payments	2	--	--
Stock repurchases	(750)	(251)	(504)
Net cash used in financing activities	(845)	(371)	(624)

Net (decrease) increase in cash and cash equivalents	(79)	329	35
Cash and cash equivalents, beginning of period	1,217	1,436	1,182
Cash and cash equivalents, end of period	$1,138	$1,765	$1,217

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	The ability of TI and its customers and suppliers to access their bank accounts and lines of credit or otherwise access the capital markets;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of the Company's most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments (NYSE: TXN) helps customers solve problems and develop new electronics that make the world smarter, healthier, safer, greener and more fun.  A global semiconductor company, TI innovates through design, sales and manufacturing operations in more than 30 countries.  For more information, go to www.ti.com.

TI trademarks:
OMAP
DLP
Other trademarks are the property of their respective owners.